Exhibit 4.4

AMENDMENT OF

WARRANT AGREEMENT

THIS AMENDMENT OF WARRANT AGREEMENT (this “Agreement”), made as of September 12, 2023, is made by and among Calidi Biotherapeutics, Inc., a Delaware corporation (“Calidi”), Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Continental”), and Equiniti Trust Company, LLC, a New York limited liability trust company (“Equiniti”).

WHEREAS, Calidi (f/k/a First Light Acquisition Group, Inc.) and Continental are parties to that certain Warrant Agreement, dated as of September 9, 2021 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, Continental has agreed to resign its duties as the Warrant Agent as of the date hereof, and Equiniti has agreed to serve as successor Warrant Agent from and after the date hereof; and

WHEREAS, pursuant to Section 9.8 of the Existing Warrant Agreement, the parties may amend the Existing Warrant Agreement without the consent of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1 Amendment of Existing Warrant Agreement. The parties hereby amend, effective as of the date of this Agreement, the Existing Warrant Agreement as provided in this Section 1.

1.1 Change in Warrant Agent. References to “Continental Stock Transfer & Trust Company” in the Existing Warrant Agreement shall be replaced with “Equiniti Trust Company, LLC.”

1.2 Change of Address of Warrant Agent. Section 9.2 of the Existing Warrant Agreement is hereby amended to direct that any notice, statement or demand authorized by the Existing Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent pursuant to Section 9.2 shall be delivered to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Email: Reorgwarrants@equiniti.com

1.3 Change of Address of Company. Section 9.2 of the Existing Warrant Agreement is hereby amended to direct that any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company pursuant to Section 9.2 shall be delivered to

Calidi Biotherapeutics, Inc.

11011 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

Attention: Allan Camaisa, Chairman and CEO

2 Warrant Agent Succession and Resignation of Current Warrant Agent and Appointment of Successor. Continental hereby resigns as Warrant Agent, and Calidi hereby appoints Equiniti to act as the Warrant Agent for Calidi for the Warrants, and Equiniti hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in the Existing Warrant Agreement as modified by this Agreement.

3	Miscellaneous Provisions.

3.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties shall bind and inure to the benefit of their respective successors and assigns.

3.2 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Calidi hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Aroura hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.3 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.5 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.6 Entire Agreement. The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CALIDI BIOTHERAPEUTICS, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EQUINITI TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Amendment of Warrant Agreement]